Exhibit 10.2

GLOBAL RESOURCE INVESTMENTS LTD.

7770 El Camino Real

Carlsbad, California 92009

QUEST SECURITIES CORPORATION

Suite 3110, 77 King Street West, Royal Trust Tower

Toronto, Ontario, M5K 1H1

September 9, 2005

Vista Gold Corp.

Suite 5, 7961 Shaffer Parkway

Littleton, Colorado 80127

Attention:  Mr. Michael B. Richings, President

Re:  Finders’ Fees – Vista Gold Corp. – Private Placement

Further to our recent conversations, this letter agreement (the “Letter Agreement”) will confirm our various discussions and, when executed, will constitute a legally binding agreement for the payment by Vista Gold Corp. (the “Company”) to each of Global Resource Investments Ltd. (“Global”) and Quest Securities Corporation (“Quest” and together with Global, each a “Finder” and together the “Finders”) a finder’s fee (each a “Finder’s Fee” and together the “Finders’ Fees”) in connection with the proposed private placement by the Company (the “Financing”) of units (the “Units”) comprised of one Share and one Warrant, in respect of persons introduced by either Finder to the Company, or associates or affiliates of such persons (the “Investors”).  Capitalized terms not defined herein have the meanings given them in the Subscription Agreement of approximate even date between the Company and the Purchasers named therein.

Each Finder confirms that it has introduced or will use commercially reasonable efforts to introduce potential Investors to the Company as possible funding sources.  In consideration for the Finders’ services in introducing and/or using commercially reasonable efforts to introduce Investors to the Company, the Company has agreed to pay, regardless of which Finder introduces any potential Investor to the Company, the Finders’ Fees to the Finders on any part of the Financing which is ultimately completed by the Company and the Investors.  The terms of the proposed Financing and Finders’ Fees are as follows:

1.                                       Financing.                                      The Financing will be on the terms and conditions as set out in the Term Sheet between the Company and the Finders, dated as of August 25, 2005, a copy of which is attached to this Letter Agreement.

2.                                       Finders’ Fees.   Subject to the receipt of any required regulatory or other approvals, Global and Quest will be paid Finders’ Fees pursuant to this Letter Agreement as set forth below.

(a)                               Global Fee.  Global will be paid a Finder’s Fee (the “Global Fee”) equal to six percent (6%) of the gross proceeds received by the Company from the sale of the Units.  The Global Fee will be paid to Global in cash at each closing of the Financing.

(b)                              Quest Fee.  Quest will be paid a Finder’s Fee (the “Quest Fee”), payable in warrants having the same terms as the Warrants issued in the Financing, equivalent in number to ten percent (10%) of the number of Units issued in the Financing.  The Quest Fee will be paid to Quest in such warrants at each closing of the Financing.

3.                                       Closing.  Neither Finder has any obligations or responsibilities in respect of the Financing and the completion of the Financing is the responsibility of the Company and the Investors.  However, each Finder agrees to use its reasonable best efforts to assist the Company and the Investors with administrative matters related to Closing, including exchange and delivery of documents and subscription funds at each Closing of the Financing.

4.                                       No Agency.  The Company acknowledges, as to each Finder, that:

(a)                               the Finder is not and has not acted as its agent in respect of the Financing, and the Finder’s Fee is paid as consideration only for the Finder’s services in introducing the Investors to the Company and/or using its commercially reasonable efforts to introduce Investors to the Company;

(b)                              the Finder will be paid the Finder’s Fee by the Company upon the closing of the Financing or a portion thereof; and

(c)                               the Finder’s Fee is payable to the Finder irrespective of any other commissions or fees which the Company may pay to any broker or other third party in respect of the Financing and irrespective of whether such Finder introduced one or more Investors to the Company, it being acknowledged and agreed that the Finders’ Fees shall be payable by the Company to the Finders in respect of all of the Investors regardless of which Finder introduced any potential Investor to the Company.

5.                                       Indemnity.  The Company agrees to indemnify each Finder in respect of the Financing, on the terms and conditions as set out in the form of Indemnity attached to this Letter Agreement, and agrees to deliver to the Finders a duly executed Indemnity concurrently with signing of this Letter Agreement.

6.                                       Governing Law.  This Letter Agreement and the payment of the Finders’ Fees shall be governed by, at the election of the Finders in their sole discretion, the laws of the Province of Ontario, Canada or the State of California.

7.                                       Agreement.                                This Letter Agreement, including the attached Term Sheet and Indemnity, represents the entire agreement between the parties and supersedes any and all prior agreements and understandings, whether written or oral, between the parties.  This Letter Agreement may not be amended or otherwise modified except by an instrument in writing signed by all parties hereto.

If the foregoing accurately sets out your understanding of our agreement, please sign the acknowledgement below and return a signed copy of this letter at your earliest convenience, by fax, to each of Global (fax no. (760) 943-3940) and Quest (fax no. (416) 367-4624).

Yours truly,

GLOBAL RESOURCE INVESTMENTS LTD.		QUEST SECURITIES CORPORATION
Per:	/s/ Jeffrey Howard	Per:	/s/ Robert Pollock
Jeffrey Howard, Chief Executive Officer		Robert Pollock, Senior Vice President

The foregoing terms are hereby acknowledged and agreed to,

this 9th day of September, 2005.

VISTA GOLD CORP.
Per:	/s/ Gregory G. Marlier
Gregory G. Marlier, Chief Financial Officer

Term Sheet dated as of August 25, 2005 (Attachment to Finders’ Fee Agreement dated as of September 9, 2005)

TERM SHEET

For private placement of units of Vista Gold Corp.

The transactions contemplated by this term sheet are subject to receipt of all required regulatory approvals, compliance with all required regulatory requirements and subject to negotiation of a mutually satisfactory form of subscription agreement and finder’s fee agreement.   All amounts are expressed in U.S. $’s.

Finders

Global Resource Investments Ltd. (“Global”) and Quest Securities Corp.  (“Quest”).

Proceeds

Maximum allowable without shareholder approval (see attached spreadsheet).

Placees

All placees will be at arm’s length to and will not be “insiders” of Vista Gold Corp. (the “Corporation”).

Structure

The Corporation will issue up to 2,168,812 units (“Units”), each priced at $3.60.  Each Unit will consist of one common share and one warrant.  The exercise price for each warrant (the “Exercise Price”) will be $4.10.  The warrants will be exercisable for a period of two years from the date of issue, subject to the Warrant Trigger (defined below).

Warrant Trigger

If at anytime after the date that is six months after the date a registration statement for the securities issued pursuant to this private placement is declared effective the closing trading price of the common shares of the Corporation on the American Stock Exchange is $5.40 or more for a period of 20 consecutive trading days (such event the “Warrant Trigger”), the Corporation will have the option for a period of 15 business days after the end of such period to request that the warrants be exercised within 15 business days of the date the Corporation provides notice that the Warrant Trigger has occurred.  If the warrants are not exercised within 15 business days following this notice, the warrants will expire.

Closing Date

As soon as practicable.

Registration

The Corporation will make all reasonable commercial efforts to ensure that the securities to be issued pursuant to this private placement are registered with the SEC and have such registration statement declared effective by the SEC within six months from the closing date.

Finder’s fees

Global and Quest will be acting only as finders, not as agents, and accordingly there will be no agency agreement.  The Corporation will pay Global a finder’s fee equal to 6% of the gross proceeds raised, such fee to be payable in cash, and will pay Quest a finder’s fee equal to 10% of the units to be payable in broker warrants with the same terms as those issued to placees.  The Corporation will pay reasonable legal fees of the finders, such fees not to exceed $25,000.

Dated as of August 25, 2005.

Global Resource Investments Ltd.	Quest Securities Corp.	Vista Gold Corp.

/s/ Arthur Richards Rule	/s/ Robert Pollock	/s/ Gregory G. Marlier
Signature	Signature	Signature

President, Rule Investments, Inc.,
General Partner	Senior Vice President	Chief Financial Officer
Title	Title	Title